EXHIBIT 10.16

[GRAPHIC OMITTED]
Phoenix Ventures
427 River View Plaza ~ Trenton, NJ 08611
Phone (609)-656-0800 ~ Fax (609)-656-0869




November 10, 2005

Louis Pardo

RE:  Engagement of Phoenix Ventures, LLP

Dear Louis:

     Thank you for considering Phoenix Ventures (hereinafter, "We" or the "Firm") as your business development and public/government relations consultant. As such, Phoenix Ventures would provide to Poseidis (hereinafter the "Company") with a variety of services including, but not limited to the following items listed below. If such terms listed below are acceptable, this letter, when signed by you and returned to the Firm, shall constitute an agreement (the "Agreement") between Poseidis and Phoenix.


     1.   Business Development

Phoenix Ventures would provide assistance in any "meet and greets" with any corporation the Company would like to meet for purposes of business development and for future expansion. Phoenix Ventures will also introduce Poseidis to licensed NASD member firms for the purpose of increasing knowledge of Poseidis products, services and strategic business objectives within the business community. Phoenix Ventures, in full compliance with both federal and state securities laws, will organize conference calls, "meet and greets" and make presentations on behalf of the Company with NASD member firms and selected high-net worth accredited investors. The Firm will coordinate and follow through with leads, consultant services, meetings, presentations, calls etc. and provide general project management of the capital procurement process. The Firm will also assist in reviewing capital term sheets and other offers/opportunities as they arise. With respect to The Firm's investor relation services, please be advised that Phoenix Ventures will not in any way be compensated based upon the Company's performance in the securities markets or through introducing the Company to sources of public or private equity or debt financings.


     2.   Marketing

Phoenix Ventures will play an active role in the planning and implementation of a strategic marketing plan for both, the role out of the Company and the launch of new product lines. Phoenix Ventures will assist in the development of marketing plans for each product line launched, give advice to Poseidis executives on marketing and advertising initiatives and help to coordinate the process. We will also advise on timing decisions insuring integration and consistency with overall Company business and operating plans.

Phoenix Ventures will develop a strategy to increase initial stock value and future values by working with media firms and outlets to develop a media blitz on Poseidis. The goal of the plan would be to properly time media announcements and events with the company's merger and the initial capital raise, as well as to reach as many of our target consumers and investors with a significant number of media hits.



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Phoenix  Ventures  will help to  identify  distribution  networks  in the United
States and abroad and arrange the necessary meet and greets, presentations, negotiations, etc. in order to advance the sales of Poseidis products.

Phoenix Ventures will continue to provide marketing services and advice as required to help Poseidis meet its business plan goals.


     3.   Public Relations

Phoenix Ventures would provide a total public and community relations program for Poseidis. The `firm' will create, plan, coordinate and conduct on behalf of the Company press releases, press events, editorial meetings and community events as necessary and as part of an ongoing program designed to build public awareness and to provide positive image building information about the Company and its products. The Firm will also keep stock holders and investors informed through special publications. Phoenix Ventures will publish a newsletter and special bulletins designed specifically for those with special interests in Poseidis' products and business ventures. Phoenix Ventures will also assist with any event planning and production designed to promote the Company and Company products.


     4.   Economic Development grant/ loan preparation and administration

Phoenix Ventures has existing working relationships with many Federal and State agencies, including but not limited to the New Jersey State Treasurer's Office, the New Jersey Department of Labor, the New Jersey Economic Development Authority, and the New Jersey Department of Community Affairs. The goal is to assist Poseidis in securing grant monies, loans, loan guarantees or other financial assistance from government agencies to support the Company in the timely execution of their business plan.



     5.   Community Economic Development Programs

Phoenix Ventures will provide assistance to Poseidis by identifying possible locations for operations. Phoenix will evaluate community interest, arrange introductions, assess incentives, determine the opportunity for public finance assistance, identify tax impacts or incentives and coordinate for the company various economic development programs as they relate to the company's business plans.


     6.   BIEP Grants

Once Poseidis identifies possible locations for its base operations, Phoenix will submit a BIEP grant application to the NJEDA for any and all NJ locations. Phoenix will coordinate and monitor the application process, arrange for meetings with NJEDA officials when necessary and represent the company in all matters pursuant to the successful completion of the grant process.


     7.   NJ Department of Labor Training Grants

Phoenix will assist Poseidis in obtaining NJDOL training grants. The goal will be to secure grant monies for the hiring of outside training consultants, the reimbursement of current employee trainer's for their time spent in training existing and prospective employees of the Company, along with the reimbursement of the Company for time spent by designated employees in approved training programs.

     8.   Government and legislative affairs representation

Phoenix Ventures will continuously monitor reports of any legislative activity which may potentially impact Poseidis. The Firm will provide assistance in any "meet and greets" with agencies and/or government officials the Company may wish to meet for purposes of business development, permitting requirements, license requirements, etc. The Firm's goal is to represent the Company legislatively on economic development and business issues that could positively or adversely affect the Company.


     It is agreed that Poseidis retains the Firm for representation for a period of one (1) year, such term of service beginning December 1, 2005 and ending November 30, 2006.

     Phoenix Ventures will be compensated for such services $4,000 per month. This amount does not include any other fee Phoenix Ventures earns from Poseidis for any other specifically agreed upon project, grant application or fee for service work. Poseidis will also pay reasonable expenses for travel, messenger services or other mutually agreed upon expenses incurred by the Firm on its behalf. The Firm will provide an invoice at the end of each month detailing expenses incurred.

     In addition, with respect to any funds or grant monies that Poseidis receives through the efforts of Phoenix Ventures other than those specifically excluded above Phoenix Ventures will be compensated in an amount equal to 4% of such funds or grant monies ("Compensation Fee"), as and when such funds are received by Poseidis. In the event that this Agreement is terminated by either party, and Poseidis receives federal or state grant monies or other funds as a result of applications worked on by Phoenix on behalf of the Company, the Company is still responsible for the payment of Compensation Fee.

     The Firm agrees that all information provided by Poseidis to the Firm, at all times shall remain, confidential.

     After a six (6) month period, the Firm and Poseidis will review its time and activity, and make any contractual adjustments accordingly.

     After the six (6) month period described above, either the Firm or Poseidis may cancel this Agreement without cause with 30 days' prior written notice to the other party.

     If this Agreement is consistent with your understanding of our agreement, we would appreciate you signing two copies of this retainer where indicated and returning one copy to the Firm. The other copy is for your records.

     Phoenix Ventures thanks you for the opportunity to be of service to you and looks forward to a successful business venture with Poseidis.


AGREED TO AND ACCEPTED THIS 10th DAY OF NOVEMBER, 2005:


POSEIDIS

By:  /s/ Louis Pardo
--------------------------------
Louis Pardo
C.E.O.


PHOENIX VENTURES

By:  /s/ Robert D. Prunetti
--------------------------------
Robert D. Prunetti
President